Exhibit 3

CONSENT OF INDEPENDENT AUDITORS

     We consent to the use of our report dated October 18, 2004 with respect to the consolidated financial statements of Corus Entertainment Inc. as at August 31, 2004 and 2003 and for each of the years in the three- year period ended August 31, 2004 included in this Annual Report on Form 40-F.

Toronto, Canada	/s/ Ernst & Young LLP
January 11, 2005	Chartered Accountants